UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 28, 2007
SANTARUS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50651	33-0734433
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation or Organization)		Identification No.)

10590 West Ocean Air Drive, Suite 200, San Diego, California		92130
(Address of Principal Executive Offices)		(Zip Code)
(858) 314-5700
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 28, 2007, Santarus, Inc. appointed Maria Bedoya-Toro as Vice President, Regulatory Affairs and Quality Assurance. In connection with the appointment of Ms. Bedoya-Toro as an executive officer, Santarus and Ms. Bedoya-Toro entered into an employment agreement, dated May 28, 2007, in a form generally consistent with Santarus’ other executive officers.
The employment agreement provides for a base salary of $235,000 per year, subject to annual salary reviews by the compensation committee of Santarus’ board of directors. Ms. Bedoya-Toro is eligible to participate in any management incentive compensation plan adopted by Santarus or such other bonus plan as Santarus’ board of directors or compensation committee may approve. The employment agreement also provides for certain severance benefits in the event Ms. Bedoya-Toro’s employment is terminated as a result of her death or permanent disability, by Santarus other than for cause or by Ms. Bedoya-Toro with good reason, in each case as more particularly described in the agreement. In addition, the employment agreement provides that, in connection with a change of control of Santarus, 50% of Ms. Bedoya-Toro’s unvested stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately become vested.
The description of the employment agreement with Ms. Bedoya-Toro contained in this Item 1.01 is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1	Employment Agreement, between Santarus, Inc. and Maria Bedoya-Toro, dated May 28, 2007

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.
Date: May 29, 2007	By:	/s/ Gerald T. Proehl
		Name:	Gerald T. Proehl
		Title:	President and Chief Executive Officer

EXHIBIT INDEX
10.1	Employment Agreement, between Santarus, Inc. and Maria Bedoya-Toro, dated May 28, 2007